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                                                                    EXHIBIT 23.1

                        [LETTERHEAD OF ARTHUR ANDERSEN]


Inveresk Research Group, Inc.





For the attention of the Directors


April 2 2002





Dear Sirs

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of the Registration Statement.


Yours faithfully


/s/ ARTHUR ANDERSEN


ARTHUR ANDERSEN